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                                                                     EXHIBIT e.3


                         SHAREHOLDER SERVICE AGREEMENT
                                (CLASS B SHARES)
                                       OF
                               TIME HORIZON FUNDS


[NAME OF SERVICE ORGANIZATION]

Ladies and Gentlemen:

         We wish to enter into this Shareholder Service Agreement with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own Class B shares of Portfolio 1, Portfolio 2 or Portfolio 3 (the "Portfolios") of the Time Horizon Funds (the "Company"). The terms and conditions of this Agreement are as follows:

         1. You agree to provide the following support services to Clients who may from time to time beneficially own shares (i) establishing and maintaining accounts and records relating to Clients that invest in Shares of the Portfolios; (ii) assisting in processing exchange and redemption requests from Clients; (iii) assisting Clients in changing dividend options, account designations and addresses; (iv) processing dividend and distribution payments from the Company on behalf of Clients; (v) providing information periodically to Clients showing their positions in shares of the Portfolios; (vi) arranging for bank wires; (vii) responding to Client inquiries relating to the services performed by you; (viii) providing accounting or subaccounting with respect to shares beneficially owned by Clients or the information to the Company necessary for accounting or subaccounting; (ix) if required by law, forwarding shareholder communications from the Company (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend distribution and tax notices) to Clients; and (x) providing such other similar services as may be mutually agreed.

         2. We recognize that you may be subject to the provisions of the Glass-Steagall Act and other laws governing, among other things, the conduct of activities by Federally chartered and supervised banks and other banking organizations. As such, you are restricted in the activities you may undertake and for which you may be paid and, therefore, you will perform only those activities which are consistent with your statutory and regulatory obligations. You will act solely as agent for, upon the order of, and for the account of, your Clients.

         3. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide such services to Clients.

         4. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Portfolios except those contained in the Company's then current prospectuses for such shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.
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         5.      For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement. We hereby agree to indemnify and hold you harmless from and against any and all direct or indirect liabilities or losses resulting from our negligence or wilful misconduct (or that of our officers, employees or agents) in connection with the purchase, redemption, transfer or registration of shares of the Portfolios by or on behalf of Clients.

         6. In consideration of the services and facilities provided by you hereunder, we will pay to you and you will accept as full payment therefor, a fee at the annual rate of .25 of 1% of the average daily net asset value of the shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients Shares"), which fee will be computed daily and payable monthly. By your written acceptance of this Agreement, you agree to and do waive such portion of the fee payable under this Section 6 as is necessary to assure that the amount of such fee which is required to be accrued on any day with respect to your Clients does not exceed the income to be accrued to your Clients Shares on that day. For purposes of determining the fees payable under this Section 6, the average daily net asset value of the Clients Shares will be computed in the manner specified in the Company's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the Portfolios shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further we may, in our discretion and without notice, suspend or withdraw the sale of shares of the Portfolios, including the sale of such shares to you for the account of any Client or Clients.

         7. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to the Company's Board of Trustees and the Company's Trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         8. We may enter into other similar Shareholder Service Agreements with any other person or persons without your consent.

         9. By your written acceptance of this Agreement, you represent, warrant and agree that with respect to all transactions hereunder (i) you shall act solely as agent for the account of your Clients, (ii) each transaction shall be initiated solely upon the order of your Client, (iii) each transaction shall be for the account of your Client and not for your account, and (iv) all authorizations (if any) required for your lawful execution of this Agreement and your performance hereunder have been obtained.

         10. This Agreement will become effective as of the date you accept this Agreement as set forth below. Unless sooner terminated, this Agreement will continue until October 31, 1998, and thereafter will continue automatically for successive annual periods ending on October 31, provided such continuance is specifically approved at least annually by the Company in the manner described in Section 13. This Agreement is terminable with respect to any Fund, without penalty, at any time




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by the Company (which termination may be by vote of a majority of our
Disinterested Trustees as defined in Section 13), by us or by you upon notice to the other party hereto.

         11. All notices and other communications to either you or us will be effective upon receipt at such address provided by each party for such purpose.

         12. This Agreement shall be construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflict of laws, and is non-assignable by the parties hereto.

         13. This Agreement has been approved by vote of a majority of (i) the Company's Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) and have no direct or indirect financial interest in the operation of the Shareholder Services Plan regarding the provision of support services to the beneficial owners of shares or in any agreements related thereto ("Disinterested Trustees") cast in person at a meeting called for the purpose of voting on such approval.

         If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to Bank of America National Trust and Savings Association

                                             Very truly yours,

                                             BANK OF AMERICA NATIONAL TRUST AND
                                             SAVINGS ASSOCIATION


                                             By:
                                                --------------------------------
                                                Name:
                                                     ---------------------------
                                                Its:
                                                    ----------------------------


                                             ACCEPT:


                                             -----------------------------------
                                             Name of Institution


                                             By:
                                                --------------------------------
                                                Name:
                                                     ---------------------------
                                                Its:
                                                    ----------------------------
                                                Date:
                                                     ---------------------------





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